SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

1 pm Eastern Daylight Time - April 9, 2015
The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022

BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 9, 2015

To the Shareholders of Biglari Holdings Inc.:

You are cordially invited to attend the annual meeting (the “Annual Meeting”) of the shareholders of Biglari Holdings Inc. (the “Corporation” or “Biglari Holdings”) to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 9, 2015, at 1:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect six directors.
2.	To ratify the selection by the Audit Committee of the Board of Directors (the “Board”) of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2015 fiscal year.
3.	To vote on a non-binding advisory resolution to approve the compensation of the Corporation’s Named Executive Officers, as described in the enclosed proxy statement.
4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on [__________], 2015 as the record date for determining which shareholders have the right to vote at the Annual Meeting or at any adjournment thereof.

YOUR VOTE IS IMPORTANT. We urge you to read the accompanying proxy statement carefully and vote FOR the nominees proposed by the Board of Directors of Biglari Holdings and in accordance with the Board’s recommendations on the other proposals by using the enclosed BLUE proxy card. You may either vote by telephone or by Internet by following the instructions on the BLUE proxy card, or sign, date and return the enclosed BLUE proxy card in the enclosed postage-paid envelope provided. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee.

Please note that Groveland Capital LLC and certain of its affiliates (collectively, “Groveland”) have presented notice to the Company that Groveland intends to nominate alternative director candidates for election at the Annual Meeting. Our Board of Directors does not endorse the election of Groveland’s nominees. You may receive proxy solicitation materials from Groveland, including its proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or related to Groveland or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Groveland or any other statements that Groveland may otherwise make.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF OUR BOARD NOMINEES USING THE ENCLOSED BLUE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY GROVELAND.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Even if you have previously voted a proxy card sent by Groveland, you have the right to change your vote by telephone or by Internet by following the instructions on the BLUE proxy card, or by signing, dating and returning the enclosed BLUE proxy card in the provided postage-paid envelope. Only the latest dated proxy card you vote will be counted. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee to change your vote.

We look forward to seeing you at the Annual Meeting.

By order of the Board,

Sardar Biglari
Chairman and Chief Executive Officer

San Antonio, Texas
[__________], 2015

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed BLUE proxy card because you must present this ticket to be admitted to the meeting. Each shareholder will be asked to present valid picture identification, such as a driver’s license or passport. Shareholders who do not present an admission ticket must present proof of ownership of shares. Those shareholders holding shares in brokerage accounts will need to bring a copy of a brokerage statement, a legal proxy or a letter from the broker confirming ownership of Biglari Holdings Inc.’s shares. Registration will begin at 12:00 p.m. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

2     Biglari Holdings 2015 Proxy Statement

BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 9, 2015

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Biglari Holdings Inc. (hereinafter “we”, “our”, “BH”, “Biglari Holdings,” “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 9, 2015, at 1:00 p.m., Eastern Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about [________], 2015.

GENERAL INFORMATION

Why am I receiving a proxy statement?

You are receiving this document because you were one of our shareholders on [__________], 2015, the record date for our Annual Meeting. We are sending this proxy statement and the form of BLUE proxy card to you in order to solicit your proxy to vote your shares of Biglari Holdings common stock, stated value $0.50 per share (the “Common Stock”), upon certain matters at the Annual Meeting.

What does it mean if I receive more than one proxy statement or BLUE proxy card?

If you receive multiple proxy statements or BLUE proxy cards, that may mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares.

If Groveland proceeds with its previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure shareholders have our latest proxy information and materials to vote. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and if you wish to vote as recommended by the Board, then you should only submit BLUE proxy cards.

What information is available on the Internet?

This proxy statement, our Annual Report on Form 10-K and other financial documents are available free of charge at the Securities and Exchange Commission’s (the “SEC”) website, www.sec.gov. Our proxy statement and annual report to shareholders are available on our corporate website, www.biglariholdings.com.

Are you “householding” for shareholders sharing the same address?

Yes. The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and it can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Biglari Holdings shareholder at your address an individual BLUE proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Corporate Secretary at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Is there any other information that I should be receiving?

Yes. You should have already received a copy of our 2014 annual report to shareholders, which contains financial and other information about the Company and our most recently completed fiscal year, which ended September 24, 2014.

Who pays for the Company’s solicitation of proxies?

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors, officers and other employees may solicit proxies in person, by mail, by telephone, via the Internet, press releases or advertisements. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. Okapi Partners LLC (“Okapi”), our proxy solicitor, will be paid a fee, estimated to be about $[_________], plus reimbursement of expenses, for rendering solicitation services.

Okapi expects that approximately [____] of its employees will assist in the solicitation. Okapi will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our Common Stock.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

We have also engaged Alliance Advisors, LLC (“Alliance”) to perform certain services for a fee estimated to be about $[__________], plus reimbursement of expenses. Alliance expects that approximately [____] of its employees will assist in its efforts.

Our aggregate expenses related to our solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the potential proxy contest, and excluding salaries and wages of our regular employees, are expected to be approximately $[___________], of which approximately $[____________] has been spent to date. Annex A sets forth information relating to our directors, officers and other employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors of the Company or because they may be soliciting proxies on our behalf.

You may obtain information from Okapi as follows:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, NY 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 279-2311
E-mail: info@okapipartners.com

Who may attend the Annual Meeting?

The Annual Meeting is open to all of our shareholders. To attend the meeting, you will need to register upon arrival. If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed BLUE proxy card because you must present this ticket to be admitted to the meeting. Each shareholder will be asked to present valid picture identification, such as a driver’s license or passport. Shareholders who do not present an admission ticket must present proof of ownership of shares. Those shareholders holding shares in brokerage accounts will need to bring a copy of a brokerage statement, a legal proxy or a letter from the broker confirming ownership of Biglari Holdings’ shares. If we cannot verify that you own Biglari Holdings shares, you will not be admitted to the meeting.

Who will count the votes cast at the Annual Meeting?

The Board will appoint an independent inspector of election to serve at the Annual Meeting. The independent inspector of election for the Annual Meeting will determine the number of votes cast by holders of the Common Stock for all matters. Preliminary voting results will be announced at the Annual Meeting, if practicable.

How can I find the voting results of the Annual Meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the completion of the Annual Meeting.

VOTING MATTERS

What am I voting on at the Annual Meeting?

You will be voting on the following matters:

●	The election of six directors.

●	The ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

●	The approval of a non-binding advisory resolution regarding the compensation of the Company’s Named Executives Officers, as described in this proxy statement.

Has the Company been notified that a shareholder intends to propose alternative director nominees at the Annual Meeting?

Yes. Groveland Capital LLC and certain of its affiliates (collectively, “Groveland”) have notified the Company of their intention to propose alternative director nominees for election at the Annual Meeting. Our Board of Directors unanimously recommends a vote FOR each of the Board’s nominees for director on the enclosed BLUE proxy card. The Groveland nominees have NOT been endorsed by our Board of Directors. We are not responsible for the accuracy of any information provided by or related to Groveland or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Groveland or any other statements that Groveland may otherwise make.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock at the close of business on [___________], 2015. As of [___________], 2015, there were [___________] shares of our Common Stock outstanding.

4     Biglari Holdings 2015 Proxy Statement

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

How many votes must be present to hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our Common Stock that you own. Cumulative voting is not allowed.

May I vote my shares in person at the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting in person, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your BLUE proxy card or by using the telephone or Internet.

How do I vote before the meeting?

Before the meeting, you may vote your shares in one of the following three ways:

by completing, signing and returning the enclosed BLUE proxy card in the postage-paid envelope	by telephone (within the United States and Canada) by calling the toll-free number located on your BLUE proxy card	by Internet by following the directions on your BLUE proxy card

Please use only one of the three ways to vote. Please follow the directions on your BLUE proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?”

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), your bank or broker will send you a voting instruction form that requests directions for voting those shares. Many (but not all) brokerage firms and banks provide Internet and telephone voting options.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?” below. If, as expected, Groveland initiates a proxy contest, there will be no routine matters.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting, but will not count as votes cast. Therefore, abstentions and broker non-votes will have no effect on Proposal 1, the election of directors. However, abstentions and broker non-votes will have the same effect as a vote against Proposals 2 and 3.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in street name, your shares might be voted even if you do not provide the brokerage firm with voting instructions. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. Unless Groveland initiates a proxy contest, the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm will be considered a routine matter for this purpose. The election of directors and the approval, on an advisory basis, of the compensation of our Named Executive Officers are not considered routine matters, and, therefore, your shares will not be voted on these matters unless you instruct your brokerage firm to vote in a timely manner.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

How will my proxy be voted?

The individuals named on the BLUE proxy card will vote your proxy in the manner you indicate on the BLUE proxy card.

What if I return my BLUE proxy card or vote by Internet or telephone but do not specify my vote?

If you sign and return your BLUE proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

●	FOR the election of each of the six nominees named in this proxy statement.

●	FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year.

●	FOR the non-binding advisory resolution to approve the compensation of our Named Executive Officers, as described in this proxy statement.

Can I change my mind and revoke my proxy?

Yes. Shareholders who submit a proxy may revoke their proxy or change their vote at any time prior to the Annual Meeting by:

●	submitting a new proxy bearing a later date in accordance with the instructions on your proxy card or provided by your broker or bank;

●	sending our Corporate Secretary a written notice of revocation dated later than the date of the proxy;

●	re-voting by telephone by calling the toll-free number located on your BLUE proxy card;

●	re-voting by the Internet by following the directions on your BLUE proxy card; or

●	attending the Annual Meeting and voting in person—note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

If you have previously signed a WHITE proxy card sent to you by Groveland, you may change your vote by marking, signing, dating and returning the enclosed BLUE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your BLUE proxy card. Submitting a Groveland proxy card will revoke votes you have previously made via the Company’s BLUE proxy card.

What vote is required to approve each proposal?

Proposal 1: Election of six directors.
As a result of Groveland’s declared intention to propose alternative director nominees, and assuming nominees of Groveland are in fact proposed for election at the Annual Meeting and have not been withdrawn by Groveland, there will be more than six nominees. This means that the six candidates receiving the highest number of “FOR” votes will be elected. This number is called a plurality. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee.

THE ONLY WAY TO SUPPORT ALL SIX OF YOUR BOARD OF DIRECTORS’ NOMINEES IS TO VOTE “FOR” THE BOARD’S NOMINEES ON THE BLUE PROXY CARD. PLEASE DO NOT SIGN, RETURN OR OTHERWISE VOTE GROVELAND’S WHITE PROXY CARD, EVEN IF YOU VOTE WITHHOLD ON ITS DIRECTOR NOMINEES. DOING SO MAY CANCEL ANY PREVIOUS VOTE YOU CAST ON THE COMPANY’S BLUE PROXY CARD.

Proposal 2: Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year.
The affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal 2, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year.

Proposal 3: Non-binding advisory resolution to approve the compensation of our Named Executive Officers, as described in this proxy statement.
The affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal 3, the advisory vote on executive compensation.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote:

●	FOR the election of each of the six nominees named in this proxy statement.

●	FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year.

●	FOR the non-binding advisory resolution to approve the compensation of our Named Executive Officers, as described in this proxy statement.

6     Biglari Holdings 2015 Proxy Statement

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

What should I do if I receive a proxy card from Groveland?

Groveland has proposed alternative director nominees for election at the Annual Meeting. We expect that you will receive proxy solicitation materials from Groveland, including an opposition proxy statement and WHITE proxy card. Our Board of Directors unanimously recommends that you disregard it. We are not responsible for the accuracy of any information provided by or related to Groveland or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Groveland or any other statements that Groveland may otherwise make. If you have already voted using the WHITE proxy card, you have every right to change your vote by executing and returning the enclosed BLUE proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed BLUE proxy card. Only the latest dated proxy you submit will be counted. If you withhold your vote on the Groveland nominees using the WHITE proxy card, your vote will not be counted as a vote for all six of the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s BLUE proxy card. If you wish to vote pursuant to the recommendation of the Board of Directors, you should disregard any proxy card that you receive other than the BLUE proxy card.

If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitors	(877) 279-2311

May other matters be raised at the Annual Meeting?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. If any other proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 9, 2015.

The Proxy Statement for the Annual Meeting of Shareholders to be held on April 9, 2015 and the Corporation’s 2014 Annual Report to Shareholders are available at www.biglariholdings.com/annualmeeting.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Director Nominees

At the Annual Meeting, a Board consisting of six members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

Upon the recommendation of the Governance, Compensation and Nominating Committee, the members of the Board have nominated for election the six current directors of the Corporation, four of whom are “independent” within the meaning of the listing standards of the New York Stock Exchange.

We believe that each of our six nominees has professional experience in areas relevant to our business and operations and offers the experience, leadership and continuity that is critical to protecting and advancing the long-term interests of our shareholders. Information with respect to our nominees for election as directors, including the experience, qualifications, attributes and skills that led to the selection of each nominee by the Governance, Compensation and Nominating Committee, is contained in the following table:

Sardar Biglari

Age	37
Director Since	2010
Current Position	Chairman of the Board and Chief Executive Officer

Chairman of the Board, Chief Executive Officer and a director of Biglari Holdings since 2010. Mr. Biglari was elected Chairman of the Board of the predecessor to Biglari Holdings (the “Predecessor”) in June 2008 and appointed Chief Executive Officer in August 2008 following his election to the Board in March 2008. He has been Chairman, Chief Executive Officer and President of Steak n Shake Operations, Inc. (“Steak n Shake”) since August 2008. He has also served as a director, since December 2005, Chairman, since March 2006, and Chief Executive Officer and President, since May 2007, of Western Sizzlin Corporation (“Western”), a diversified holding company, which was acquired by the Company in March 2010. In addition, Mr. Biglari has served as Chairman and Chief Executive Officer of Biglari Capital Corp. (“Biglari Capital”) since its inception in 2000. Biglari Capital is the general partner of The Lion Fund, L.P. and The Lion Fund II, L.P. (collectively, “The Lion Fund”), private investment funds. Mr. Biglari served as a director of CCA Industries, Inc. (“CCA Industries”), a manufacturer and marketer of health and beauty aids, from August 2011 to July 2014. Mr. Biglari has extensive business, managerial and investing experience in a broad range of businesses. He also has experience serving on the boards of directors of public companies.

Philip L. Cooley

Age	71
Director Since	2010
Current Position	Vice Chairman of the Board

Vice Chairman of the Board and a director of Biglari Holdings since 2010. Dr. Cooley was appointed Vice Chairman of the Predecessor in April 2009 following his election to the Board in March 2008. Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, from 1985 until his retirement in May 2012. Served as an advisory director of Biglari Capital since 2000 and as Vice Chairman and a director of Western from March 2006 and December 2005, respectively, until its acquisition by the Company in March 2010. Director of CCA Industries from August 2011 to July 2014. Dr. Cooley has extensive business and investment knowledge and experience. He also has experience serving on the boards of directors of public companies.

8     Biglari Holdings 2015 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

William L. Johnson

Age	72
Director Since	2012
Current Position	Lead Independent Director

Director of Biglari Holdings since February 2012 and Lead Independent Director since December 2014. President and Chief Executive Officer of The Berean Group, LLC, a business consulting firm providing strategic planning, marketing, leadership development and other support services, since June 2002. Vice Chairman of the Board of Fremont Michigan InsuraCorp, Inc., a property and casualty insurance provider, from 2003 until 2011. Former Chairman, President and Chief Executive Officer of SEMCO Energy, Inc., a regulated public utility company, and Chief Executive Officer of Northern Pipeline Construction Company, a natural gas construction company. Mr. Johnson’s board-level experience also includes serving as Chairman of UPL Pipeline, LTD, a natural gas distribution company, Lead Director of Granger Group, Inc., a senior living developer, and a board member of Charter Capital Partners, an investment banking firm. Mr. Johnson has leadership, business management, insurance and public company experience.

Ruth J. Person

Age	69
Director Since	2002
Current Position	Independent Director

Director of Biglari Holdings since 2010 and of the Predecessor from 2002 to 2010. Chancellor, University of Michigan-Flint, from 2008 to 2014 and Professor of Management from 2008 to present. Chancellor, Indiana University Kokomo, and Professor of Management from 1999 to 2008. President, American Association of University Administrators, from 2003 to 2004. Dr. Person previously held positions as President, Board of Directors, Workforce Development Strategies, Inc. and as a member of the Key Bank Advisory Board – Central Indiana and the Board of Managers, Hurley Medical Center, Flint, Michigan. Dr. Person has years of experience in leadership and board positions at various institutions. Dr. Person has extensive knowledge of Steak n Shake’s business.

Kenneth R. Cooper

Age	70
Director Since	2010
Current Position	Independent Director

Director of Biglari Holdings since October 2010. Attorney in the private practice of law, with over 40 years of legal and business experience in real estate transactions and related matters. Served as a director of Western from February 2007 until its acquisition by the Company in March 2010. Mr. Cooper has extensive experience in real estate, business and financial analysis, as well as significant knowledge of Western’s business.

James P. Mastrian

Age	72
Director Since	2012
Current Position	Independent Director

Director of Biglari Holdings since August 2012. Mr. Mastrian retired from Rite Aid Corporation (“Rite Aid”) in August 2008. He was the special advisor to the Chairman and Chief Executive Officer. Chief Operating Officer of Rite Aid from October 2005 to August 2007. Senior Executive Vice President, Marketing of Rite Aid from October 2000 to October 2005. Mr. Mastrian also held senior marketing positions at Revco D.S., Inc. prior to its acquisition by CVS and The Sherwin-Williams Company. Director of CCA Industries from 2009 to August 2012. Mr. Mastrian served in a leadership role in the retail sector, has extensive marketing experience and over 40 years of experience in corporate management.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The Governance, Compensation and Nominating Committee of the Board has concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person.

When the accompanying BLUE proxy card is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted FOR the election of the six nominees identified above. Each of our nominees has consented to being named in this proxy statement and has agreed to serve, if elected. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted for a substitute nominee or nominees.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE COMPANY’S SIX NOMINEES FOR DIRECTOR ON THE ENCLOSED BLUE PROXY CARD.

Background to Potential Contested Solicitation

On November 21, 2014, Groveland Master Fund Ltd. delivered to the Company a notice nominating six persons for election to the Board at the Annual Meeting (the “Notice”). As of the date of the Notice, Groveland and its nominees collectively beneficially owned approximately 0.16% of the Company’s outstanding shares. Prior to delivering the Notice, Groveland had never communicated with nor reached out to the Company.

On December 3, 2014, Biglari Holdings’ counsel delivered a letter to Nicholas J. Swenson of Groveland requesting that, in connection with the Company’s evaluation whether the Notice satisfies applicable legal and disclosure requirements relating to the nomination of directors, Groveland should re-confirm certain information, including that no persons or entities other than Groveland and its nominees were known to be supporting Groveland’s nominees and that the Notice includes all information regarding Groveland’s nominees and their associates required by Regulation 14A under the Exchange Act. Biglari Holdings received no response from Groveland to this letter. Accordingly, Biglari Holdings’ counsel followed with another letter to Groveland’s nominees one week later. Following receipt of this second letter, Groveland responded in writing, asserting its contention that the Notice was accurate and complete.

On December 17, 2014, Biglari Holdings reached out by delivering a letter to Groveland, stating that the Company believes it would be in the best interests of shareholders for the principals of the Company and Groveland to meet in-person whereby Groveland can discuss its views on the Company. The Company’s letter continued that it was interested in understanding Groveland’s specific concerns and determining how they may be appropriately addressed. The Company arranged for an in-person meeting to be held in New York City on January 9, 2015.

On January 9, 2015, Sardar Biglari, Chairman and Chief Executive Officer of the Company, and Philip L. Cooley, Vice Chairman of the Company, held an in-person meeting in New York City with Mr. Swenson, Seth G. Barkett and Thomas R. Lujan, representatives of Groveland. The parties discussed certain proposals proffered by Groveland. Mr. Biglari inquired concerning Groveland’s ideas regarding the Company’s operating businesses, but the Groveland representatives claimed they did not want to divulge them at that time. Mr. Biglari requested that Groveland set forth its proposals in writing, in reasonable detail, so that these assertions could be shared with and considered by the entire Board. On January 13, 2015, Mr. Swenson delivered a letter addressed to the Board that outlined some of the proposals that had been discussed at the January 9 meeting.

During the next scheduled meeting of the Board, the directors discussed each of the Groveland proposals, including the actions the Board had taken to enhance shareholder value and corporate governance. After a comprehensive discussion, the directors unanimously concurred that the proposals reflected within the Groveland letter were not in the best long-term interests of the Company’s shareholders.

On January 25, 2015, William L. Johnson, in his capacity as Lead Independent Director and on behalf of the Board, delivered a letter to Mr. Swenson advising him that the Board had considered the proposals contained in Groveland’s January 13, 2015 letter and unanimously determined that their implementation is not in the best interests of the Company’s long-term shareholders. The letter reinforced the conviction that the economic objective of the Company is to maximize per-share intrinsic value over the long term, as well as to reaffirm that the Board’s actions have all been in furtherance of this purpose. The letter concluded that it is abundantly clear to the Board that Groveland neither shares the Company’s concern for this objective nor appreciates the substantial long-term value that has been created for all shareholders.

Board Meetings, Committees and Nominations

The Board held two formal meetings during fiscal year 2014. Each director during fiscal year 2014 attended at least 75% of all meetings of the Board and of the committees of the Board on which he or she served. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders. All directors of the Corporation attended the 2014 Annual Meeting of Shareholders.

10     Biglari Holdings 2015 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person. The Board has determined that each of William L. Johnson, James P. Mastrian and Ruth J. Person meets the definition of “audit committee financial expert” as that term is used in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, internal auditors and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held four formal meetings during fiscal year 2014. The Audit Committee Charter is available on the Corporation’s website at www.biglariholdings.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

The Board has established a Governance, Compensation and Nominating Committee and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance, Compensation and Nominating Committee Charter is available on the Corporation’s website at www.biglariholdings.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. The Governance, Compensation and Nominating Committee consists of Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person, all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance, Compensation and Nominating Committee is to assist the Board by a) recommending governance guidelines applicable to the Corporation; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of the Corporation’s Chief Executive Officer and performing other compensation oversight; d) reviewing related persons transactions; and e) assisting the Board with other related tasks, as assigned from time to time. The Governance, Compensation and Nominating Committee held three formal meetings during fiscal year 2014.

The Corporation does not have a policy regarding the consideration of diversity, however defined, in identifying nominees for director. Instead, in identifying director nominees, the Governance, Compensation and Nominating Committee looks for individuals who possess integrity, ownership mentality, business expertise and enterprise qualities that support an entrepreneurial culture. With respect to the selection of director nominees at the Annual Meeting, the Governance, Compensation and Nominating Committee recommended the Board nominate the six directors currently serving on the Board.

The Governance, Compensation and Nominating Committee has a policy under which it will consider recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation”. The Secretary must receive the recommendation not less than 120 days prior to the date we released our proxy materials for the preceding year’s annual meeting for it to be considered by the Governance, Compensation and Nominating Committee for the 2016 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board must meet the director independence standards of the New York Stock Exchange. The Governance, Compensation and Nominating Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates.

Board Leadership Structure and Role in Risk Oversight

Sardar Biglari is the Corporation’s Chairman of the Board and Chief Executive Officer. The Corporation is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Corporation’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made by Mr. Biglari on behalf of the Company and its main operating subsidiaries. Because of the Company’s holding company structure, along with the centralization of significant managerial and capital allocation decisions to Mr. Biglari, the most effective leadership model for the Corporation is to designate Mr. Biglari as holding both positions of Chairman and Chief Executive.

Since our 2014 Annual Meeting of Shareholders, we have met with a number of investors to solicit their feedback on issues of importance to shareholders. In response to our active shareholder engagement, the Board appointed William L. Johnson as Lead Independent Director. Mr. Johnson’s responsibilities include presiding over Board meetings at which the Chairman is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman and the independent directors. Mr. Johnson’s role thus facilitates effective communication between the Chairman and the independent directors, as well as our independent directors’ involvement in significant matters concerning our shareholders’ long-term interests. Mr. Johnson’s duties also include ensuring the Board’s emphasis on issues of corporate governance.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The full Board has responsibility for general oversight of relevant risks. Mr. Biglari bears responsibility for managing various risks faced by the Company. Furthermore, Mr. Biglari reviews with the

Board relevant possible risks. In addition, as part of its Charter, the Audit Committee reviews and discusses the Corporation’s policies concerning risk assessment and risk management.

Director Compensation

Directors of Biglari Holdings do not receive grants of Company stock. We discontinued the practice of issuing stock options and restricted stock awards to avoid equity dilution of our shareholders. Effective April 1, 2009, all annual retainers have been paid in cash only.

Directors of the Corporation who are employees do not receive fees for attendance at directors’ meetings. During fiscal year 2014, a director who was not an employee received an annual cash retainer of $45,000, and the Chairs of the Audit Committee and the Governance, Compensation and Nominating Committee each received an annual cash retainer of $50,000. For his role as Vice Chairman of the Board and such other duties as designated by the Board, Dr. Cooley received an annual cash retainer of $210,000. In addition, non-employee directors receive cash meeting attendance fees as follows:

●	$3,500 for each in-person Board meeting attended

●	$1,250 for each committee meeting attended in-person not held in conjunction with a Board meeting

●	$500 for each committee meeting attended held in conjunction with a Board meeting and

●	$500 for any meeting (Board or committee) in which the director participated by phone

We have retained Farient Advisors, LLC, an independent compensation consulting firm, to review our directors’ compensation program.

The following table provides compensation information for the fiscal year ended September 24, 2014 for each non-management member of the Board who served on the Board during such fiscal year:

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Philip L. Cooley	$217,500	$—	$217,500
Kenneth R. Cooper	$61,000	$—	$61,000
William L. Johnson	$61,000	$—	$61,000
James P. Mastrian	$56,000	$—	$56,000
Ruth J. Person	$55,000	$—	$55,000

Meetings of Independent Directors

In addition to the four meetings held by the Audit Committee and the three meetings held by the Governance, Compensation and Nominating Committee, both of which are comprised of all of the independent directors of the Company, the independent directors held one additional meeting during fiscal year 2014. A shareholder or other interested party wishing to contact the independent directors, as applicable, should send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. The mailing envelope should contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s independent directors.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

12     Biglari Holdings 2015 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on the Corporation’s website at www.biglariholdings.com. A copy of the Corporate Governance

Guidelines also may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Conduct for all directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Conduct is available on the Corporation’s website at www.biglariholdings.com. A copy of the

Code of Conduct may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

Non-Employee Director Stock Ownership Guidelines

Also stemming from the discussions we have held with our shareholders, and because the Company does not grant options or other stock awards to non-employee directors to avoid the dilution of our shareholders’ ownership interests, the Board adopted stringent Stock Ownership Guidelines for our non-employee directors to ensure that the interests of our non-employee directors are aligned with the interests of our shareholders in maximizing the long-term value of the Company. The policy requires our non-employee directors to own shares equal in value to at least five times their annual cash retainer. Directors have until four years from the adoption of the policy to meet this guideline.

Executive Officers

Our executive officers are appointed annually by the Board, or at such interim times as circumstances may require. Other than Mr. Biglari, the only executive officer of the Corporation during fiscal year 2014 was Bruce Lewis.

Mr. Lewis, age 50, joined the Company and was named Controller in January 2012. From 2007 to 2011, Mr. Lewis was Senior Vice President and Controller of Blockbuster Inc.

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PROPOSAL TWO: RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015. Deloitte & Touche LLP has served in that capacity since fiscal 2003. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its choice, taking into consideration the views of the shareholders, and may (but will not be required to) appoint a different firm to serve in that capacity for fiscal 2015.

Required Vote

If a quorum is present, approval of the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for fiscal 2015 will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Our Board unanimously recommends that shareholders vote FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for fiscal 2015. Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

14     Biglari Holdings 2015 Proxy Statement

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE
COMPENSATION

Background

The Corporation is providing shareholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory vote on executive compensation is a non-binding vote on the compensation of the Corporation’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules promulgated by the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure. The advisory vote on executive compensation is not a vote on the Corporation’s general compensation policies, compensation of the Board, or the Corporation’s compensation policies as they relate to risk management.

The Governance, Compensation and Nominating Committee believes the Corporation’s executive compensation program, including the Incentive Agreement with Mr. Biglari, reflects a strong pay-for-performance philosophy and is closely aligned with shareholders’ long-term interests. The Compensation Discussion and Analysis section starting on page [___] of this proxy statement provides a more detailed discussion of the Corporation’s executive compensation policies and practices.

Non-Binding Advisory Resolution

We are asking our shareholders to indicate their support for the Company’s executive compensation program as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED.”

This advisory vote on executive compensation is not binding on the Board. However, the Board values the opinion of our shareholders and will take into account the result of the vote when making future decisions regarding executive compensation.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution.

Our Board recommends a vote FOR adoption of the advisory resolution approving the compensation of the Corporation’s Named Executive Officers. Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our compensation philosophy, core principles, and decision-making process. It explains the compensation-related actions taken regarding the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”). Details regarding the compensation we paid to the Named Executive Officers for fiscal 2014 are found in the tables and narrative that follow them.

Executive Summary

Biglari Holdings is composed of two distinct components: operating businesses and investments. The Company conducts its operations through its wholly-owned subsidiaries, including Steak n Shake Operations, Inc., Western Sizzlin Corporation, First Guard Insurance Company and Maxim Inc. The Company holds its investments mainly by means of limited partner interests in The Lion Fund.

The general partner of The Lion Fund is Biglari Capital Corp., a private investment firm owned by Mr. Biglari, who is both CEO of the Company and serves as the managing partner of The Lion Fund. As CEO of Biglari Holdings, he oversees the Company’s operating businesses, and as Chairman of Biglari Capital, the general partner of these investment partnerships, he is responsible for their investment decisions.

Highlights for fiscal 2014 include:

Operating Businesses

●	Steak n Shake recorded its 23rd consecutive quarterly increase in same-store sales.

●	Purchased First Guard Insurance Company, a direct underwriter of commercial trucking insurance. First Guard has never experienced an underwriting loss in its 17-year history.

●	Acquired Maxim, a leading men’s magazine published in approximately 75 countries.

Compensation and Governance Enhancements and Response to Shareholder Engagement

Biglari Holdings views our shareholders as true long-term partners in its business and wants their questions and suggestions to be considered fully, clearly, and accurately. We are committed to engaging with our shareholders on executive compensation and corporate governance matters. Since the Company’s 2014 annual meeting, including its response concerning the results of the “say on pay” vote at the meeting, we have significantly increased our efforts to obtain feedback from our shareholders in order to gain an increased understanding of, and facilitate our responsiveness to, our shareholders’ views on these important issues. Our active engagement included in-depth discussions with shareholders representing approximately 40% of our Common Stock. These efforts were led by our Chairman, Vice Chairman and Lead Independent Director, following his appointment as such. We value the opinions of our shareholders, and, as a result of these discussions, the Board has implemented the following changes:

Actions
●	Appointed William L. Johnson as Lead Independent Director

●

Mr. Johnson’s responsibilities include presiding over Board meetings at which the Chairman is not present, including executive sessions of the independent directors; serving as a liaison between the Chairman and the independent directors; and ensuring the Board’s focus on issues of corporate governance

●

Retained Farient Advisors, LLC (“Farient”), an independent compensation consulting firm, to conduct a comprehensive review of the Company’s executive compensation program for 2015, including peer group development, incentive compensation design, pay and performance alignment, and foremost governance practices

●	A description of the analyses conducted by Farient is included below
●	Enhanced our Compensation Discussion & Analysis (“CD&A”) as better to describe our compensation philosophy and more clearly explain the way in which Mr. Biglari is compensated

●

Clarified the long-term design elements of the Incentive Agreement, which requires our CEO to purchase shares in the open market with pre-tax incentive dollars and hold those shares for a minimum of three (3) years

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EXECUTIVE COMPENSATION

Actions
●	Our disclosure separates the discussion of our operating businesses and investments business

●	The incentive agreement with Mr. Biglari (the “Incentive Agreement”) was amended in July 2013 more closely to tie Mr. Biglari’s incentive compensation to the earnings of our operating businesses, by excluding any realized or unrealized gains or losses, earnings and all other amounts attributable to any investments by Biglari Holdings and its subsidiaries in funds managed by Biglari Capital
●	Adoption of stock ownership guidelines for our non-employee directors

●	Because the Company does not grant options or other stock awards to non-employee directors to avoid the dilution of our shareholders’ ownership interests, the Board adopted stringent Stock Ownership Guidelines for our non-employee directors to ensure that the interests of our non-employee directors are aligned with the interests of our shareholders in maximizing the long-term value of the Company

●	Our non-employee directors are required to own shares equal in value to at least five times their annual cash retainer. Directors have until four years from the adoption of the policy to meet this guideline
●	Implementation of a clawback policy related to our CEO’s incentive compensation

●	Provides for the ability of the Company to recover incentive compensation amounts paid to our CEO in the event of a financial restatement

Summary of Executive Compensation Practices
Below we summarize certain elements of our compensation program that seek to align compensation with the interests of our shareholders, avoid excessive risk taking, foster sustainable long-term shareholder value creation, and adhere to high corporate governance standards.

What We Do	What We Don’t Do
☑Align executive compensation with the long-term interests of our shareholders by adhering to a “pay for performance” compensation philosophy that incorporates both short- and long-term elements

☑Avoid dilution to shareholders by requiring our CEO to use pre-tax cash incentive dollars to purchase shares in the open market, rather than through equity grants

☑Require minimum 3-year holding periods on equity purchased by our CEO in the open market under the Incentive Agreement

☑Utilize an independent compensation consulting firm that provides no other services to the Company

☑Have a Lead Independent Director serve as a liaison between the Chairman and the independent directors, facilitating more effective communications and corporate governance

☑Maintain stringent Stock Ownership Guidelines for our non-employee directors

☑Provide the ability to clawback incentive compensation from our CEO

☑Prohibit our executive officers and directors from engaging in any hedging or pledging transactions related to our Common Stock, pursuant to our insider trading policy.

We DO NOT:

☒Have Employment Agreements with our CEO and other named executive officer

☒Grant stock options

☒Issue restricted stock or other forms of equity awards

☒Bestow traditional executive perquisites, such as auto allowances, health club memberships, executive physicals, country club memberships, or personal financial planning services

☒Award discretionary bonuses to our CEO

☒Provide excise tax gross-ups

☒Maintain a staggered Board. The Board amended our bylaws to opt out of the mandatory staggered board requirement prescribed by Indiana law.

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EXECUTIVE COMPENSATION

Compensation of Chief Executive Officer

Chief Executive Officer Compensation for Managing the Operating Businesses
In his capacity as CEO of the Company, Mr. Biglari earned $900,000 in total direct compensation for fiscal 2014, inasmuch as he did not receive any incentive compensation.

Operating Business Peer Group
In connection with the compensation review being conducted by the Governance, Compensation and Nominating Committee of the Board (the “Committee”) for 2015, Farient evaluated potential peers for our operating businesses. In order to establish this peer group, the following criteria were used: publicly traded restaurant companies, with revenues ranging from $350 million to $2.5 billion, and possessing business models similar to ours (e.g., operating similar dining concepts with a comparable mix of company-owned to franchised locations).

This evaluation resulted in a peer group consisting of the following 14 companies:

BJ’s Restaurants, Inc.	DineEquity, Inc.	Ruby Tuesday, Inc.
Bob Evans Farms, Inc.	Fiesta Restaurant Group, Inc.	Sonic Corp.
Bravo Brio Restaurant Group, Inc.	Ignite Restaurant Group, Inc.	Texas Roadhouse, Inc.
Buffalo Wild Wings, Inc.	Luby’s, Inc.	The Wendy’s Company
Denny’s Corporation	Red Robin Gourmet Burgers, Inc.

The operating business peer group will be integral to the Committee’s review of CEO compensation for 2015. Specifically, this peer group will be used to assess competitive levels of compensation, to evaluate pay program design, and to validate whether our compensation programs are aligned with the performance of the Company’s operating businesses.

Chief Executive Officer Compensation from Operations
The table below presents the amount of total direct compensation realized by our CEO over the preceding three-year period related to our operating businesses, including as compared to the above peer group.

Compensation Element	Three-Year Average
Base Salary	$900,000
Incentive from Operations	$533,333
Operations Total Direct Compensation	$1,433,333

Percent Rank Relative to Peer Group	11th Percentile

Based on Farient’s analysis, Mr. Biglari’s three-year average realized total direct compensation for the operating component of our business ranked in the 11th percentile when compared to the CEO compensation target levels of our operating business peer group.

Base Salary
Mr. Biglari’s current base salary of $900,000 was set by the Compensation Committee of the Board of Directors (prior to being merged with the Governance and Nominating Committee).

Mr. Biglari’s salary has not been increased since 2009.

Incentive Agreement
Philosophy. In designing the Incentive Agreement with Mr. Biglari, the Committee sought to embody the pay-for-performance ethos of the Company and its focus on maximizing long-term shareholder value. The Company’s singular long-term strategic objective is to maximize its per-share intrinsic value, a subjective gauge of the progress of the business that the Company believes will eventually be reflected in its stock price. Therefore, the Committee conceives it was most appropriate to determine Mr. Biglari’s compensation for our operating businesses by reference to the objective measure – adjusted book value growth – that most closely tied to the increase in intrinsic value. The book value metric is adjusted, as further described below, so that Mr. Biglari is compensated solely for the Company’s true economic gains.

The Incentive Agreement operates as both a short- and long-term incentive plan. As a result of the High Water Mark and Hurdle Rate components of the Incentive Agreement discussed below, Mr. Biglari must build long-term, sustainable value for our shareholders in order to continue to receive compensation under the plan. In addition, the Company does not grant options or other stock awards to Mr. Biglari, thereupon avoiding the significant dilution of our shareholders’ interests in the Company that could otherwise occur. Rather, the Incentive Agreement obligates Mr. Biglari to purchase, in the open market, the Company’s Common Stock using his own pre-tax incentive dollars (discussed in more detail below) and requires him to retain those shares for a period of three (3) years. His compensation

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EXECUTIVE COMPENSATION

is thus closely correlated to the long-term performance of the Company’s Common Stock, firmly aligning Mr. Biglari’s interests with the long-term interests of all shareholders. Furthermore, inasmuch as the Company does not grant equity to our named executive officers, our shareholders receive the benefit of immediate tax deductibility under Section 162(m) of the Internal Revenue Code, rather than at the time of vesting or exercising equity awards.

Incentive Design. The Incentive Agreement establishes a performance-based annual incentive payment for Mr. Biglari contingent upon the growth in adjusted book value in each fiscal year attributable to our operating businesses. The adjusted book value metric adopted by the Committee measures the Company’s economic performance and thus is unaffected by non-economic factors. For example, the consummation of the rights offerings conducted by the Company (despite having raised significant capital to further the Company’s business objectives) had no impact on Mr. Biglari’s compensation under the Incentive Agreement.

In order for Mr. Biglari to receive any incentive, our operating businesses must achieve annual adjusted book value growth in excess of 6% (the “Hurdle Rate”) above the previous highest level of book value (the “High Water Mark”). Mr. Biglari will receive 25% of any incremental book value created above the High Water Mark plus the Hurdle Rate (collectively, the “Measuring Point”). For example, if the previous highest recorded book value was $100,000,000, the Company’s operating businesses would need to attain adjusted book value of $106,000,000 before any incentive could be earned. In any fiscal year in which book value declines, our operating businesses must completely recover their deficit from the previous High Water Mark, along with attaining the Hurdle Rate, before Mr. Biglari becomes eligible to receive any further incentive payment. The Incentive Agreement limits Mr. Biglari’s incentive compensation to $10 million in any one-year performance period.

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EXECUTIVE COMPENSATION

Further, the Incentive Agreement provides that Mr. Biglari must use at least 30% of his pre-tax incentive compensation (which equates to approximately 50% after tax, assuming a 40% tax rate) to purchase shares of the Company’s Common Stock in the open market. Mr. Biglari is then required to hold such shares for a minimum of three years from the date of purchase, subject to the Incentive Agreement. These features ensure that the Incentive Agreement operates as both a short- and long-term incentive plan, with roughly 50% serving as a cash-based short-term incentive and 50% serving as an equity-based long-term incentive, on an after-tax basis.

For example, if Mr. Biglari earned $1,000,000 under the Incentive Agreement, he would have to purchase shares for an aggregate price of at least $300,000. Assuming a 40% tax rate, Mr. Biglari would need to commit half of his after-tax cash incentive payment ($600,000) to the purchase of shares. Thus, the program is split between cash and equity incentives on an after-tax basis. As a result of this provision of the Incentive Agreement, Mr. Biglari has purchased a total of 17,210 shares of our Common Stock. Mr. Biglari has never sold a share of stock accumulated under the Incentive Agreement or otherwise.

Economic Terms of Agreement. The Corporation initially entered into the Incentive Agreement with Mr. Biglari on April 30, 2010, but it was amended and restated on September 28, 2010. The Incentive Agreement was approved by 82% of the votes cast by our shareholders at our special meeting held on November 5, 2010. In connection with the sale of Biglari Capital to Mr. Biglari (the “Biglari Capital Transaction”), Biglari Holdings and Mr. Biglari

entered into the First Amendment, dated as of July 1, 2013, to the Incentive Agreement (the “Incentive Agreement Amendment”). The Incentive Agreement Amendment was designed to reflect the bifurcation of the Company’s operating and investing activities as a result of the Biglari Capital Transaction which would more closely tie Mr. Biglari’s incentive compensation to the Company’s operating earnings. Accordingly, the Incentive Agreement Amendment excludes from the calculation of Biglari Holdings’ adjusted book value, and therefore from the calculation of Mr. Biglari’s incentive compensation, any realized or unrealized gains or losses, earnings and all other amounts attributable to any investments by Biglari Holdings (and its subsidiaries) in The Lion Fund (as well as any other investment partnerships of which Mr. Biglari or his affiliate is the general partner). To assure a fair, objective, and reasoned compensation system, the Committee retained Towers Watson, a nationally recognized compensation consultant, to assist in formulating the Incentive Agreement, including the amendment thereto.

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EXECUTIVE COMPENSATION

Reconciliation of Adjusted Book Value. The following tables set forth a reconciliation of (i) the change in adjusted book value to the change in total shareholders’ equity for fiscal 2014 and 2013 and (ii) adjusted book value to total shareholders’ equity as of the end of fiscal 2014 and 2013. With respect to fiscal 2013, the following tables also show the adjustments made to reflect and give effect to the Biglari Capital Transaction and the Incentive Agreement Amendment.

(amounts in thousands)	Fiscal 2014	Fiscal 2013
Change in shareholders’ equity:
Net Earnings	$28,804	$140,271
Other comprehensive income, net	(21,979)	(22,440)
Deconsolidation of affiliated partnerships	—	37,864
Adjustment to treasury stock for holdings in investment partnerships	(18,594)	(11,033)
Issuance of stock for rights offering	85,873	75,595
Exercise of stock options	24	17
Adjustment of redeemable noncontrolling interest to maximum redemption value	—	(4,810)
Change in shareholders’ equity	74,128	215,464

Reconciling of change in adjusted book value to change in shareholders’ equity:
Add accrued CEO incentive compensation	—	6,200
Less earnings from investment partnerships included in net earnings	(12,316)	(13,296)
Less deconsolidation of affiliated partnerships	—	(37,864)
Add adjustment to treasury stock for holdings in investment partnerships	18,594	11,033
Less issuance of stock for rights offering	(85,873)	(75,595)
Change in other comprehensive income due to foreign currency translation adjustments	582	(8)
Less exercise of stock options	(24)	(17)
Add adjustment of redeemable noncontrolling interest to maximum redemption value	—	4,810
Change in adjusted book value	$(4,909)	$110,727

	Fiscal 2014	Fiscal 2013
Beginning Shareholders’ Equity	$564,589	$349,125
Adjustment for treasury stock and equity in investment partnerships	(397,699)	(28,025)
Adjusted book value	$166,890	$321,100

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EXECUTIVE COMPENSATION

Historical Incentive Payouts. As the chart below illustrates, payouts earned under the Incentive Agreement have closely aligned with corporate performance. In fiscal 2014, the decline in our book value resulted, to a significant extent, from expenses incurred in our continuing efforts to franchise the Steak n Shake concept and also to revitalize the Maxim brand, which we acquired in February 2014. These expenditures emphasize the Company’s focus on creating sustainable long-term shareholder value, which may come at the expense of short-term results. Our executive compensation philosophy is intended to reward and promote such long-term growth for the benefit of all shareholders, and thus may result in Mr. Biglari’s receipt of little or no compensation in years in which we incur significant expenses or take other actions towards the pursuit of this ultimate goal.

The CEO incentive payment is reviewed by the Committee and its advisors.

Overall, the Committee believes the incentive design for Mr. Biglari:

●	Aligns with our overriding objective of increasing the per-share intrinsic value of the enterprise

●	Provides challenging goals, since the threshold level of book value needed to earn an incentive is set at the High Water Mark plus the Hurdle Rate

●	Serves as both a short- and long-term incentive through the required purchase of our Common Stock in the open market and associated three (3)-year holding period

●	Ensures proper long-term alignment with our shareholders given the share purchase provisions and holding requirements, while avoiding the dilution associated with equity awards

●	Offers shareholders advantageous tax treatment since pre-tax cash incentive dollars are used to purchase shares in the open market

●	Avoids encouraging excessive risk taking by promoting action intended to create long-term, sustainable value for the benefit of all shareholders

22     Biglari Holdings 2015 Proxy Statement

EXECUTIVE COMPENSATION

Management of Investments

The Company holds its investments mainly through limited partner interests in The Lion Fund. The general partner of The Lion Fund does not charge Biglari Holdings management fees, only a performance fee; therefore, its fees are predicated solely on investment gains rather than assets under management. Income from The Lion Fund is excluded in the calculation of Mr. Biglari’s incentive compensation under the Incentive Agreement. The investments in The Lion Fund are more fully described under “Related Person Transactions”.

Compensation of Controller

The Committee has charged Mr. Biglari with the responsibility of reviewing and confirming the compensation of other executive officers, including senior executives of the Company’s major subsidiaries. Factors considered are typically subjective, such as the executive’s performance and any changes in that executive’s functional responsibilities, which were the primary factors used in determining the salary and bonus for the Company’s Controller in fiscal 2014, 2013 and 2012. We may also utilize different incentive arrangements, with their terms dependent upon such elements as the economic potential or capital intensity of the business. The incentives could be large and will always be tied to the operating results for which an executive exercises authority.

Employment Agreements, Severance, and Change-in-Control Arrangements

Neither Mr. Biglari nor Mr. Lewis has an employment agreement with the Company and neither has been granted or holds any stock options or restricted stock awards from the Company.

Mr. Biglari’s Incentive Agreement continues in effect during his service as Chief Executive Officer of the Company, but does not alter his at-will employment arrangement with the Company. If there is a change in control of the Corporation, Mr. Biglari is terminated by the Corporation without “cause” or Mr. Biglari resigns for “good reason,” Mr. Biglari will be entitled to receive a severance payment equal to 2.99x his average annual cash compensation (consisting of his base salary and incentive compensation), determined from the date of the Incentive Agreement, subject to reduction to the extent necessary so that no portion of the severance payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Benefits Provided, and Not Provided, by the Company

The Committee does not bestow many traditional perquisites on the Named Executive Officers, such as auto allowances, health club memberships, executive physicals, country club memberships, personal financial planning services, and other similar benefits that do not closely relate to shareholder value creation.

During fiscal year 2010, we resolved to suspend, indefinitely, all future option grants and placed a moratorium on the issuance of restricted stock. The Committee does not believe in granting conventional incentives such as stock options and restricted stock, which would dilute shareholders’ ownership in the Corporation.

In addition, Mr. Biglari is not entitled to receive any discretionary bonuses. The Committee therefore believes that Mr. Biglari’s incentive compensation is correlated solely to the performance of the Company’s operating businesses.

The Company purchases hours for the use of aircraft for business purposes pursuant to a fractional ownership program. Any use of the aircraft for personal travel has been fully reimbursed to the Company; otherwise such amounts would be deemed to be compensation and reported in the summary compensation table. The use of these aircraft by Company personnel and the reimbursement of personal travel costs are reviewed by the Audit Committee and its advisors. This information regarding aircraft usage has been voluntarily provided to our shareholders.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation to the principal executive officer, principal financial officer, or any of the three other most highly compensated executive officers in excess of $1 million in any taxable year. Payments made pursuant to the Incentive Agreement, however, are intended to qualify as “performance based compensation,” eligible for continued deductibility with shareholder approval. To preserve the tax deductibility of such compensation, the Corporation sought and obtained approval of the Incentive Agreement at the November 5, 2010 special meeting of shareholders.

In fiscal 2014, we did not pay compensation that was not deductible under Section 162(m).

Compensation Policies Relating to Risk Management

The Committee believes that our compensation policies and practices, as a result of their emphasis on long-term value creation, do not encourage unnecessary or excessive risk taking and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.

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EXECUTIVE COMPENSATION

Summary Compensation Information

The following table shows the compensation paid to the Company’s Chief Executive Officer and Controller, who are the Company’s only executive officers and whom we refer to herein collectively as our “Named Executive Officers,” for the 2014, 2013 and 2012 fiscal years.

SUMMARY COMPENSATION TABLE

	Fiscal			Non-Equity Incentive	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Plan Compensation ($)[a]	Compensation($)[b]	Total ($)
Sardar Biglari, Chairman /	2014	$900,000	$—	$—	$—	$900,000
Chief Executive Officer	2013	$900,000	$—	$10,000,000	$42,797	$10,942,797
	2012	$900,000	$—	$10,000,000	$17,788	$10,917,788

Bruce Lewis, Controller	2014	$330,962	$365,000	$—	$—	$695,962
	2013	$320,000	$300,000	$—	$—	$620,000
	2012	$231,385	$218,000	$—	$40,416[c]	$489,801

a.	Represents incentive compensation paid in accordance with the terms of the Incentive Agreement.
b.	Prior to fiscal year 2014, the Company had a direct ownership in CCA Industries and Mr. Biglari served on the Board of Directors of CCA Industries until July 2014. The value of director’s fees received was $42,500 in 2013 and $17,500 in 2012.
c.	Includes reimbursed relocation expenses of $40,080.

Narrative Disclosure to Summary Compensation Table

As referenced above in the Compensation Discussion and Analysis section, Mr. Biglari, as CEO of the Company, oversees all aspects of its restaurant, insurance and media properties. As a result of the Biglari Capital Transaction and the bifurcation of the Company’s operating and investing businesses, fiscal 2014 was the first full fiscal year in which there was a clear demarcation between Mr. Biglari’s compensation for operations and fees paid to Biglari Capital for services related to managing the investments of the Company.

In fiscal 2014 Mr. Biglari was paid solely his base salary of $900,000 for his multifaceted role as CEO of the Company’s operating businesses. Mr. Biglari did not receive any compensation under the Incentive Agreement for fiscal 2014. Fees paid to Biglari Capital in fiscal 2014 are fully described under “Related Person Transactions”.

Plan-Based Award Grants; Outstanding Equity Awards; Award Exercise and Vesting

The Corporation does not grant any stock options or other awards under its equity incentive plans, which have been suspended indefinitely. Accordingly, neither of the Named Executive Officers has been granted or holds any stock options or restricted stock awards from the Company.

Under the terms of the Incentive Agreement, the maximum incentive payment that Mr. Biglari may receive with respect to fiscal 2015 is $10 million.

Retirement Benefits

We maintain a 401(k) plan in which one of our Named Executive Officers participates. The Steak n Shake 401(k) Savings Plan (the “401(k) Plan”) is a defined contribution plan covering substantially all employees, including the Named Executive Officers, after they have attained age 21 and completed six months of service and allows employees to defer up to 20% of their salaries. Discretionary matching contributions were made in each of fiscal years 2014, 2013 and 2012. Discretionary contributions are based on the profitability of the Corporation and subject to quarterly revision. The Named Executive Officers and other “highly compensated employees” (as that term is defined by IRS regulations) are limited to contributing 1% of their cash compensation to the 401(k) Plan.

24     Biglari Holdings 2015 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments Upon Termination of Employment

For a description of the rights to which Mr. Biglari is entitled in the event of a change in control of the Corporation, Mr. Biglari’s termination by the Corporation without “cause” or Mr. Biglari’s resignation for “good reason,” see “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements” and “Related Person Transactions.” Mr. Biglari has not received any stock awards from the Corporation.

Mr. Lewis does not have any agreement with the Company providing for payments upon termination or in the event of a change in control of the Corporation. Mr. Lewis has not received any stock awards from the Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during fiscal 2014 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of September 24, 2014:

Number of securities
remaining available for
	Number of securities to		future issuance under
	be issued upon exercise	Weighted-average exercise	equity compensation plans
	of outstanding options,	price of outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved	7,323	$275.08	—
by security holders

Equity compensation plans not	—	$—	—
approved by security holders

Total	7,323	$275.08	—

During fiscal year 2010, we resolved to suspend, indefinitely, all future option grants and placed a moratorium on the issuance of restricted stock.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

During fiscal year 2014, the Governance, Compensation and Nominating Committee of the Board consisted of Kenneth R. Cooper, Ruth J. Person, William L. Johnson and James P. Mastrian. None of these individuals has at any time been an officer or employee of the Corporation. During fiscal year 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Governance, Compensation and Nominating Committee served as an executive officer.

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GOVERNANCE, COMPENSATION, AND NOMINATING
COMMITTEE REPORT

The Governance, Compensation and Nominating Committee of the Board (the “Committee”) is currently composed of the persons identified below. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement on pages [___] to [___]. Based on the Committee’s review and discussions with management, it recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K/A for the fiscal year ended September 24, 2014 and this proxy statement. Submitted by the members of the Committee:

Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of [_________], 2015 the number and percentage of outstanding shares of our Common Stock beneficially owned by each person or entity known to be the beneficial owner of more than 5% of our Common Stock:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Sardar Biglari	392,113(1)	[___]
17802 IH 10 West, Suite 400
San Antonio, TX 78257

GAMCO Investors, Inc.	200,086(2)	[___]
One Corporate Center
Rye, NY 10580-1435

BlackRock, Inc.	157,666(3)	[___]
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	129,932(4)	[___]
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group	120,970(5)	[___]
100 Vanguard Blvd.
Malvern, PA 19355

Janus Capital Management LLC	113,652(6)	[___]
151 Detroit Street
Denver, CO 80206

Piper Jaffray Companies	110,577(7)	[___]
800 Nicollet Mall Suite 800
Minneapolis, MN 55402

1)	This information was obtained from a Schedule 13D/A filed with the SEC on January 9, 2015 by The Lion Fund, L.P., Biglari Capital, Sardar Biglari, Philip L. Cooley, the 401(k) Plan and the Steak n Shake Non-Qualified Savings Plan, and the most recent Form 4 filed with the SEC by certain of the foregoing persons. By virtue of his relationships with the other reporting persons discussed in the Schedule 13D/A, Mr. Biglari may be deemed to have the sole power to vote and dispose of the shares beneficially owned by the reporting persons, other than the shares held under each of the 401(k) Plan and the Deferred Compensation Plan and the shares beneficially owned by Dr. Cooley. Mr. Biglari has sole power to direct the voting of the shares held under each of the 401(k) Plan and the Deferred Compensation Plan. Mr. Biglari shares with Dr. Cooley the power to vote and dispose of the shares beneficially owned by Dr. Cooley. Mr. Biglari disclaims beneficial ownership of the shares that he does not directly own.
2)	This information was obtained from a Schedule 13D/A filed with the SEC on January 21, 2015.
3)	This information was obtained from a Schedule 13G/A filed with the SEC on January 26, 2015.
4)	This information was obtained from a Schedule 13G/A filed with the SEC on February 5, 2015.
5)	This information was obtained from a Schedule 13G/A filed with the SEC on February 11, 2015.
6)	This information was obtained from a Form 13F filed with the SEC on November 14, 2014.
7)	This information was obtained from a Form 13F filed with the SEC by Advisory Research, Inc. on November 6, 2014.

26     Biglari Holdings 2015 Proxy Statement

GOVERNANCE, COMPENSATION, AND NOMINATING COMMITTEE REPORT

The following table shows the total number of shares of our Common Stock beneficially owned as of [_________], 2015 and the percentage of outstanding shares for (i) each director, (ii) each Named Executive Officer, and (iii) all directors and executive officers, as a group:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Sardar Biglari	392,113(1)	[___]
Philip L. Cooley	7,475(2)	*
Ruth J. Person	512	*
Kenneth R. Cooper	313	*
William L. Johnson	360	*
James P. Mastrian	336(3)	*
Bruce Lewis	—	—
All directors and executive officers	393,634	[___]
as a group (7 persons)

*	Less than 1%
1)	Includes 31,019 shares owned directly by Mr. Biglari, 352,131 shares owned directly by The Lion Fund, L.P., 1,000 shares held under the 401(k) Plan, 488 shares held under the Steak n Shake Non-Qualified Savings Plan and 7,475 shares beneficially owned by Dr. Cooley. See footnote 1 above.
2)	Includes 814 shares owned by Dr. Cooley’s spouse. Dr. Cooley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
3)	Shares owned by Mr. Mastrian’s spouse. Mr. Mastrian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

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RELATED PERSON TRANSACTIONS

Policy Regarding Related Person Transactions

The Governance, Compensation and Nominating Committee (the “Committee”) reviews each related person transaction (as defined below) and determines whether it will approve or ratify that transaction based on whether the transaction is in the best interests of the Company and its shareholders. Any Board member who has any interest (actual or perceived) will not be involved in the consideration.

A “related person transaction” is any transaction, arrangement or relationship in which we are a participant, the related person (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related person” includes (a) any person who is or was (at any time during the last fiscal year) an officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

In determining whether a related person transaction will be approved or ratified, the Committee may consider factors such as (a) the extent of the related person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not related persons; (d) the benefit to us; and (e) the aggregate value of the transaction.

Related Person Transactions

Investments in The Lion Fund
Since the year 2000, Mr. Biglari has served as Chairman of Biglari Capital, general partner of The Lion Fund. Biglari Capital, in its capacity as general partner, receives an annual incentive reallocation equal to 25% of the net profits allocated to the limited partners of The Lion Fund in excess of their applicable hurdle rate (6% for Biglari Holdings and its subsidiaries pursuant to the Shared Services Agreement (as described below) and 5% for other limited partners) over the previous high-water mark. Biglari Capital does not receive any fees based on assets under management; its fees are predicated solely on investment gains.

During the fiscal year that ended September 24, 2014, the Company contributed cash and securities owned with an aggregate value of $174,418,240 in exchange for additional limited partner interests in The Lion Fund. For the year that ended December 31, 2013 (which coincides with the Company’s 2014 fiscal year), the Company earned $74,526,170 on its investment in The Lion Fund, which equaled approximately 33% return on capital. An incentive reallocation to Biglari Capital is determined as of December 31 of each year. For the year that ended December 31, 2013, the incentive reallocation from Biglari Holdings and its subsidiaries was $14,701,852.

The Committee believes that The Lion Fund’s fee structure demands greater performance for the incentive reallocation to be earned instead of the traditional “2 and 20” hedge fund model in which many of the hedge fund managers charge a flat fee equal to 2% of assets under management plus 20% of any profits (without having to exceed a hurdle rate). Thus, the Committee believes that the incentive reallocation under the terms of The Lion Fund’s partnership agreements is consistent with the Company’s pay-for-performance culture and philosophy.

For comparison purposes, if Biglari Capital were paid fees based on the typical “2 and 20” model for hedge fund managers, it would have received a management fee of $4,488,508 plus a performance fee of $14,007,532, for a total of $18,496,040.

Comparison of Fees	Typical “2 and 20” Hedge Fund	The Lion Fund
December 31, 2013	$18,496,040	$14,701,852

In order to gauge the competitiveness and the appropriateness of the incentive reallocation to Biglari Capital, Farient conducted a review of incentive arrangements at other diversified financial institutions and companies with similar investment businesses. Because the purpose of this group was to benchmark incentive fee design but not to compare management or performance fee amounts, Farient evaluated companies with total assets under $50 billion to yield an appropriate representative sample. The following 13 companies were selected based on an evaluation of business model:

Calamos Asset Management, Inc.	Greenlight Capital Re, Ltd.	Silvercrest Asset Management Group LLC
The Carlyle Group L.P.	Lazard Ltd	Steel Partners Holdings L.P.
Cohen & Steers, Inc.	Oaktree Capital Group, LLC	Third Point Reinsurance Ltd.
Evercore Partners Inc.	Och-Ziff Capital Management Group LLC	Virtus Investment Partners, Inc.
Fortress Investment Group LLC

28     Biglari Holdings 2015 Proxy Statement

RELATED PERSON TRANSACTIONS

The majority of this peer group employs a fee-based structure, with fees earned premised on assets under management and/or investment gains. The competitive analysis of these fee arrangements showed that, unlike Biglari Capital, most of these companies compensated those responsible for capital allocation and investment decisions using both a management fee based on assets under management and a performance fee dependent on investment gains. Furthermore, few peer companies required investment performance to exceed a specified hurdle rate to trigger payment of an incentive fee, and even fewer specified a hurdle rate in concert with achievement of a high water mark. Therefore, the Company believes that this competitive analysis demonstrates that Biglari Capital’s fee structure, whereby it does not charge a management fee and receives only an incentive reallocation from Biglari Holdings if its investment performance exceeds the previous high-water mark plus a 6% hurdle rate, represents industry best practices.

Shared Services Agreement
Biglari Holdings and Biglari Capital have a Shared Services Agreement in which Biglari Holdings provides certain services to Biglari Capital, including use of space at the Company’s corporate headquarters in San Antonio, in exchange for a 6% hurdle rate for Biglari Holdings and its subsidiaries (as compared to a 5% hurdle rate for all other limited partners) in order to determine the incentive reallocation to Biglari Capital, as general partner of The Lion Fund, under their respective partnership agreements. The incentive reallocation to Biglari Capital is equal to 25% of the net profits allocated to the limited partners in excess of their applicable hurdle rate over the previous high-water mark. The Shared Services Agreement runs for an initial five-year term, and automatically renews for successive five-year periods, unless terminated by either party effective at the end of the initial or renewed term, as applicable. The term of the Shared Services Agreement coincides with the lock-up period for the Company’s investments in The Lion Fund under their respective partnership agreements. During the fiscal year that ended September 24, 2014, the Company provided services for Biglari Capital under the Shared Services Agreement having an aggregate cost of $1,590,000.

License Agreement
On January 11, 2013, the Company entered into a Trademark License Agreement (the “License Agreement”) with Mr. Biglari. The License Agreement was unanimously approved by the Committee. In addition, the license under the License Agreement is provided on a royalty-free basis in the absence of specified extraordinary events described below. Accordingly, the Company and its subsidiaries have paid no royalties to Mr. Biglari under the License Agreement since its inception.

Under the License Agreement, Mr. Biglari granted to the Company an exclusive license to use the Biglari and Biglari Holdings names (the “Licensed Marks”) in association with various products and services (collectively the “Products and Services”). Upon (a) the expiration of twenty years from the date of the License Agreement (subject to extension as provided in the License Agreement), (b) Mr. Biglari’s death, (c) the termination of Mr. Biglari’s employment by the Company for Cause (as defined in the License Agreement), or (d) Mr. Biglari’s resignation from his employment with the Company absent an Involuntary Termination Event (as defined in the License Agreement), the Licensed Marks for the Products and Services will transfer from Mr. Biglari to the Company, without any compensation, if the Company is continuing to use the Licensed Marks in the ordinary course of its business. Otherwise, the rights will revert to Mr. Biglari.

If (i) a Change of Control (as defined in the License Agreement) of the Company; (ii) the termination of Mr. Biglari’s employment by the Company without Cause; or (iii) Mr. Biglari’s resignation from his employment with the Company due to an Involuntary Termination Event (each, a “Triggering Event”) were to occur, Mr. Biglari would be entitled to receive a 2.5% royalty on “Revenues” with respect to the “Royalty Period.” The royalty payment to Mr. Biglari would not apply to all revenues received by Biglari Holdings and its subsidiaries nor would it apply retrospectively (i.e., to revenues received with respect to the period prior to the Triggering Event). The royalty would apply to revenues recorded by the Company on an accrual basis under GAAP, solely with respect to the defined period of time after the Triggering Event equal to the Royalty Period, from a covered Product, Service or business that (1) has used the Biglari Holdings or Biglari name at any time during the term of the License Agreement, whether prior to or after a Triggering Event, or (2) the Company has specifically identified, prior to a Triggering Event, will use the name Biglari or Biglari Holdings.

“Revenues” means all revenues received, on an accrual basis under GAAP, by the Company, its subsidiaries and affiliates from the following: (1) all Products and Services covered by the License Agreement bearing or associated with the names Biglari and Biglari Holdings at any time (whether prior to or after a Triggering Event). This category would include, without limitation, the use of Biglari or Biglari Holdings in the public name of a business providing any covered Product or Service; and (2) all covered Products, Services and businesses that the Company has specifically identified, prior to a Triggering Event, will bear, use or be associated with the name Biglari or Biglari Holdings.

The Committee unanimously approved the association of the Biglari name and mark with all of Steak n Shake’s restaurants (including Company operated and franchised locations), products and brands. On May 14, 2013, the Company, Steak n Shake, LLC and Steak n Shake Enterprises, Inc. entered into a Trademark Sublicense Agreement in connection therewith. Accordingly, revenues received by the Company, its subsidiaries and affiliates from Steak n Shake’s restaurants, products and brands would come within the definition of Revenues for purposes of the License Agreement.

The “Royalty Period” is a defined period of time, after the Triggering Event, calculated as follows: (i) if, following three months after a Triggering Event, the Company or any of its subsidiaries or affiliates continues to use the Biglari or Biglari Holdings name in connection with any covered product or service, or continues to use Biglari as part of its corporate or public company name, then the “Royalty Period” will equal (a) the period of time during which the Company or any of its subsidiaries or affiliates continues

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RELATED PERSON TRANSACTIONS

any such use, plus (b) a period of time after the Company, its subsidiaries and affiliates have ceased all uses of the names Biglari and Biglari Holdings equal to the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two years after the Triggering Event, the Royalty Period will equal a total of ten years (the sum of two years after the Triggering Event during which the Biglari and Biglari Holdings names are being used, plus a period of time equal to the five years prior to the Triggering Event, plus three years); or (ii) if the Company, its subsidiaries and affiliates cease all uses of the Biglari and Biglari Holdings names within three months after a Triggering Event, then the “Royalty Period” will equal the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two months after the Triggering Event, the Royalty Period will equal a total of eight years (the sum of the period of time equal to the five years prior to the Triggering Event, plus three years). Notwithstanding the above methods of determining the Royalty Period, the minimum Royalty Period is five years after a Triggering Event.

Except as set forth above, there are no transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act.

Services Provided by Family Members of Mr. Biglari
Ken Biglari, Sardar Biglari’s father, performs consulting services for Steak n Shake in the areas of cost management, outdoor advertising, and international franchise development. In addition, Shawn Biglari, Sardar Biglari’s brother, is employed as a Director, Business Development for Steak n Shake. Each of Ken Biglari and Shawn Biglari received less than $120,000 in compensation from the Company during fiscal 2014; accordingly, this information is not required to be disclosed in this proxy statement. Nevertheless, the Company has opted to provide the foregoing disclosure.

30     Biglari Holdings 2015 Proxy Statement

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has advised us that they have billed or will bill us the following amounts for services for each of the last two fiscal years.

Type of Fee	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$682,800	$676,500
Audit-Related Fees(2)	77,700	58,200
Tax Fees	—	—
Total Fees for the Applicable Fiscal Year	$760,500	$734,700

(1)	Audit fees include fees for services performed for the audit of our annual financial statements including services related to Section 404 of the Sarbanes-Oxley Act and review of financial statements included in our Form 10-Q filings, Form 10-K filing, Registration Statements, comment letters and services that are normally provided in connection with statutory or regulatory filings or engagements. Billings not finalized at time of filing are included in the year paid.
(2)	Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. This includes services provided to audit Steak n Shake’s 401(k) Plan.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In each of fiscal 2014 and 2013, the Audit Committee pre-approved the services reported above as audit-related services and Deloitte & Touche LLP did not provide any other services during such years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 24, 2014 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and has discussed with Deloitte & Touche LLP its independence from the Corporation.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board that the Corporation include the consolidated financial statements of the Corporation and subsidiaries for the fiscal year ended September 24, 2014 in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 24, 2014.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board.

William L. Johnson, Chairman
Kenneth R. Cooper
James P. Mastrian
Ruth J. Person

www.biglariholdings.com     31

SPECIAL NOTE REGARDING FORWARD-LOOKING
STATEMENTS

Certain statements contained in this proxy statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform

Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” and similar expressions. These forward-looking statements may include, among other things:

●	statements and assumptions relating to financial performance;

●	statements relating to the anticipated effects on results of operations or financial condition of recent or future developments or events;

●	statements relating to our capital raising activities, business and growth strategies; and

●	any other statements, projections or assumptions that are not historical facts.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 24, 2014, as may be updated in our Quarterly Reports on Form 10-Q filed with the SEC. We undertake no obligation to update publicly any of these statements in light of future events.

ANNUAL REPORT

The Corporation’s Annual Report on Form 10-K for the fiscal year ended September 24, 2014 has been previously mailed to our shareholders, and is not deemed a part of the proxy soliciting material.

A copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 24, 2014, as amended, as required to be filed with the SEC, excluding exhibits, will be mailed to shareholders without charge upon written request to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of the Common Stock of the Corporation on the record date for the Annual Meeting. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The Corporation’s Form 10-K, as amended, is also available through the SEC’s website (www.sec.gov).

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2016 Annual Meeting must be received by the Corporation by [__________], 2015. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Exchange Act.

In addition, the Company’s Restated Bylaws contain an advance notice provision requiring that, if a shareholder wants to present a proposal (including a nomination) at an annual meeting of shareholders, the shareholder must give timely notice thereof in writing to the Secretary of the Corporation and must have been a shareholder of record entitled to vote at such meeting at the time of giving of such notice. To be timely, notice must be delivered to or, if mailed, received at the principal executive offices of the Corporation not less than 120 calendar days in advance of the anniversary of the date the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event that the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, to be timely, notice must be received by the Corporation’s Secretary at the principal office of the Corporation not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the annual meeting is first made.

It is suggested that any proposal be submitted by certified mail – return receipt requested. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

32     Biglari Holdings 2015 Proxy Statement

OTHER MATTERS

As of the date of this proxy statement, our Board does not know of any matter that will be presented for consideration at the Annual Meeting other than as described in this proxy statement. As to other business that may properly come before the Annual Meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his best judgment.

By order of the Board,

Sardar Biglari
Chairman and Chief Executive Officer

San Antonio, Texas
[__________], 2015

www.biglariholdings.com     33

ANNEX A: INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

Directors and Executive Officers

The name and present principal occupation of each of our directors and executive officers who, under the rules of the SEC, may be considered to be “participants” in our solicitation of proxies from our shareholders in connection with our Annual Meeting are set forth in the proxy statement under “PROPOSAL ONE: ELECTION OF DIRECTORS” and “Executive Officers”. The address of each of our directors and executive officers is c/o Biglari Holdings Inc., 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

Information Regarding Ownership of Company Securities by Participants

The number of shares of our Common Stock held by the participants listed above as of [__________], 2015 is set forth under the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement.

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above during the past two years. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale
Sardar Biglari
Common Stock	758(1)(2)	07/03/2013
Common Stock	4,190	09/03/2013
Common Stock	2,050	09/04/2013
Common Stock	905	09/05/2013
Common Stock	2,016(4)	09/16/2013
Common Stock	41,149(2)(4)	09/16/2013
Common Stock	242(4)	09/20/2013
Common Stock	4,923(2)(4)	09/20/2013
Common Stock	4,500	03/24/2014
Common Stock	836	03/25/2014
Common Stock	740	03/26/2014
Common Stock	5,110(4)	09/12/2014
Common Stock	50,037(2)(4)	09/12/2014
Common Stock	357(4)	09/18/2014
Common Stock	3,502(2)(4)	09/18/2014
Common Stock	1,660(2)(3)	12/18/2014
Common Stock	1,660(2)(3)	12/19/2014
Common Stock	1,929(2)(3)	12/22/2014
Common Stock	1,731(2)(3)	12/23/2014
Common Stock	1,832(2)(3)	12/24/2014
Common Stock	2,000(2)(3)	12/26/2014
Common Stock	1,947(2)(3)	12/29/2014
Common Stock	1,970(2)(3)	12/30/2014
Common Stock	1,966(2)(3)	12/31/2014
Common Stock	1,902(2)(3)	01/02/2015
Common Stock	2,147(2)(3)	01/05/2015

34     Biglari Holdings 2015 Proxy Statement

ANNEX A: INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale
Common Stock	2,094(2)(3)	01/06/2015
Common Stock	2,170(2)(3)	01/07/2015
Common Stock	2,200(2)(3)	01/08/2015
Common Stock	2,143(2)(3)	01/09/2015
Common Stock	3,559(2)(3)	01/12/2015
Common Stock	2,748(2)(3)	01/13/2015
Common Stock	3,615(2)(3)	01/14/2015
Common Stock	3,589(2)(3)	01/15/2015
Common Stock	439(2)(3)	01/16/2015
Common Stock	250(2)(3)	01/30/2015
Common Stock	2,034(2)(3)	02/02/2015
Common Stock	282(2)(3)	02/03/2015
Common Stock	18(2)(3)	02/04/2015
Common Stock	10(2)(3)	02/05/2015
Common Stock	4(2)(3)	02/06/2015
Common Stock	1,497(2)(3)	02/09/2015
Common Stock	200(2)(3)	02/10/2015
Common Stock	809(2)(3)	02/11/2015
Philip L. Cooley
Common Stock	880(4)	09/16/2013
Common Stock	110(4)(5)	09/16/2013
Common Stock	107(4)	09/20/2013
Common Stock	13(4)(5)	09/20/2013
Common Stock	100	05/21/2014
Common Stock	1,096(4)	09/12/2014
Common Stock	134(4)(5)	09/12/2014
Common Stock	76(4)	09/18/2014
Common Stock	7(4)(5)	09/18/2014
Kenneth R. Cooper
Common Stock	100	09/11/2013
Common Stock	24(4)	09/16/2013
Common Stock	3(4)	09/20/2013
Common Stock	48(4)	09/12/2014
Common Stock	4(4)	09/18/2014
Common Stock	14	12/15/2014
William L. Johnson
Common Stock	90	08/13/2013
Common Stock	38(4)	09/16/2013
Common Stock	72	06/02/2014
Common Stock	60(4)	09/12/2014
James P. Mastrian
Common Stock	150(5)	08/22/2013
Common Stock	30(4)(5)	09/16/2013
Common Stock	100(5)	03/26/2014
Common Stock	56(4)(5)	09/12/2014
Ruth J. Person
Common Stock	70(4)	09/16/2013
Common Stock	85(4)	09/12/2014

www.biglariholdings.com     35

ANNEX A: INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

(1)	Effective July 3, 2013, Western Acquisitions, L.P. (“Western Acquisitions”), a limited partnership in which the Company had a substantive controlling interest, made a pro-rata distribution of the 2,386 shares of Common Stock of the Company then owned by Western Acquisitions to its limited partners, whereupon 758 of such shares were contributed to The Lion Fund, L.P.

(2)	Shares owned directly by The Lion Fund, L.P. Biglari Capital is the general partner of The Lion Fund, L.P. Mr. Biglari is the Chairman and Chief Executive Officer of Biglari Capital and has investment discretion over the securities owned by The Lion Fund, L.P. By virtue of these relationships, Biglari Capital and Mr. Biglari may be deemed to beneficially own the shares of Common Stock of the Company owned directly by The Lion Fund, L.P.

(3)	Represents shares acquired pursuant to a Rule 10b5-1 trading plan.

(4)	Represents shares acquired pursuant to the exercise of subscription privilege in connection with a subscription rights offering conducted by the Company.

(5)	Shares acquired by the respective director’s spouse. Each such director disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Miscellaneous Information Concerning Participants

Other than as set forth in this Annex A or the proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Annex A or the proxy statement, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex A or this proxy statement, neither we nor any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Other than as set forth in this Annex A or the proxy statement, neither we nor any of the participants listed above or any of their associates has or will have (i) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

36     Biglari Holdings 2015 Proxy Statement

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

THIS BLUE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING:

1.	Election of Directors
Nominees:

	01	Sardar Biglari
	02	Philip L. Cooley
	03	Kenneth R. Cooper
	04	William L. Johnson
	05	James P. Mastrian
	06	Ruth J. Person

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 2 AND 3:
2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2015 fiscal year.
FOR AGAINST ABSTAIN
3.	Non-binding advisory resolution to approve the Corporation’s executive compensation, as described in these proxy materials.
FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 8, 2015.

Vote by Internet
¥ ¥	Log on to the Internet and go to www.okapivote.com/bh Follow the steps outlined on the secured website.
Vote by telephone
¥	Call toll free 877-386-4269 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

ANNUAL MEETING OF SHAREHOLDERS
THIS BLUE PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned appoints Sardar Biglari and Philip L. Cooley, and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of common stock of Biglari Holdings Inc. (the “Corporation”), which the undersigned is entitled to vote at the annual meeting of the shareholders of the Corporation (the “Annual Meeting”) to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 9, 2015, at 1:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof, as indicated on the reverse side on Proposals 1, 2 and 3 and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

THIS BLUE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS BLUE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Your vote is important. If you do not expect to attend the Annual Meeting or if you plan to attend but wish to vote by proxy, please sign, date and mail this blue proxy. A return envelope is provided for this purpose.

Continued and to be signed on reverse side

DETACH AND RETURN THIS PORTION ONLY
KEEP THIS PORTION FOR YOUR RECORDS

BIGLARI HOLDINGS INC.

You must present this admission ticket in order to gain admittance to the annual meeting of the shareholders of Biglari Holdings Inc. (the “Annual Meeting”) to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 9, 2015, at 1:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you must bring with you a statement, legal proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 9, 2015: The Proxy Statement and 2014 Annual Report are available at www.biglariholdings.com/annualmeeting.